EXHIBIT 99.1

[EASTMAN LOGO]

Eastman Announces Agreement to Sell Genencor Interest to Danisco for $419 Million

KINGSPORT, Tenn., January 27, 2005 — Eastman Chemical Company (NYSE:EMN) today announced it has entered into an agreement with Danisco A/S, under which Danisco will acquire all of Eastman’s common and preferred shares in Genencor International, Inc., for $419 million in cash, comprised of $15 per share for the common stock and $44 million for the preferred stock.

Separately, Danisco and Genencor today announced that they have entered into a definitive agreement for Danisco to acquire all of the outstanding shares of common stock of Genencor, other than those held by Danisco or Eastman, in a tender offer for $19.25 per share in cash.

Danisco’s agreement to purchase Eastman’s shares is subject to satisfaction of customary closing conditions and contemplates the purchase of the outstanding publicly held shares of common stock of Genencor by Danisco pursuant to their separate agreement. Subject to those conditions, Eastman and Danisco have targeted a closing by the end of the first quarter, and in any event, expect closing to be completed by May 31, 2005, at the latest.

“We are pleased that this transaction allows us to monetize in the near term an investment that is not a strategic asset for us,” said Brian Ferguson, Eastman chairman and CEO. “When completed, this sale will strengthen our balance sheet as we continue to improve our profitability.”

Throughout 2004, Eastman worked with various parties to seek to maximize the value of its interest in Genencor through several alternatives for monetization. As a result of that process, the company concluded that the terms and timing of the sale to Danisco represented the most attractive of available options and delivered fair value to Eastman. The proceeds of this transaction will not be subject to income tax due to the utilization of a capital loss carryforward.

Danisco and Eastman each currently own approximately 42 percent of Genencor’s outstanding shares of common stock and 50 percent of Genencor’s outstanding shares of preferred stock.

Merrill Lynch acted as exclusive financial advisor to Eastman on this transaction and delivered a fairness opinion to the board of directors. Jones Day acted as legal advisor to Eastman in this transaction.

Eastman 4th Quarter and Year-End 2004 Financial Results

As previously announced, Eastman will announce fourth quarter and year-end 2004 financial results at approximately 5 p.m. EST today.

Conference Call Information

Eastman will host a conference call with industry analysts on Jan. 28 at 8 a.m. (EST). During this call, Eastman management will discuss the company’s fourth quarter and full year 2004 results, as well as address questions related to this announcement. To listen to the live webcast of the conference call, go to www.eastman.com, investors, event information, auto archives. To listen via telephone, the dial-in number is 913-981-5571, passcode number 409787. A telephone replay will be available continuously from 11 a.m. EST, Jan. 28, to 12 midnight EST, Feb. 4, 2005, at 888-203-1112, passcode number 409787.

About Eastman

With headquarters in Kingsport, Tenn., Eastman manufactures and markets chemicals, fibers and plastics worldwide. The company has approximately 12,000 employees and had 2003 sales of US$5.8 billion.

Contacts:

Media:
Martha Lawson
423-229-6574 / mglawson@eastman.com

Investors:
Greg Riddle 423-229-8692 / griddle@eastman.com